EXHIBIT 23.8




                        CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8, of our report dated February 27, 1996 related to the consolidated financial statements of Coldwell Banker Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, incorporated by reference in the Registration Statement of CUC International Inc. on Form S-4, dated August 28, 1997, and included in the HFS Incorporated Current Report on Form 8-K dated May 8, 1996, as amended by Form 8-K/A dated March 27, 1997.



         /s/ Coopers & Lybrand L.L.P.

         Newport Beach, California
         December 15, 1997